EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Mindspeed Technologies, Inc. on Form S-8 (Registration Nos. 333-106148, 333-106479, 333-106481, 333-124289 and 333-132858) and in the Registration Statements of Mindspeed Technologies, Inc. on Form S-3 (Registration Nos. 333-106146, 333-107343, 333-109523, and 333-123193) of our reports dated November 29, 2006, related to the financial statements and financial statement schedule and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the year ended September 30, 2006.
DELOITTE & TOUCHE LLP
Costa Mesa, California
November 29, 2006